EXHIBIT 99.1

Industrial Enterprises Names James Margulies Interim CEO and CFO and Member of Board of Directors

John D. Mazzuto resigns, assumes over $4 million of unsecured IEAM debt; Returns IEAM stock grant

NEW YORK, February 5, 2008 – Industrial Enterprises of America, Inc. (NASDAQ: IEAM), an automotive aftermarket packager and supplier, announced today that the Board of Directors is pleased to report that James Margulies has accepted the position of Chief Executive Officer and Chief Financial Officer on an interim basis.  Mr. Margulies has also agreed to serve as a member of the Board of Directors.

Mr. Margulies, who is currently a principal of the Cleveland based law firm, Margulies and Levinson LLP, had previously served as interim CFO of Industrial Enterprises from January 2006 to early December 2006. As of October 2007, he has been acting as special counsel to both the Board of Directors and the Audit Committee of the Board.

In conjunction with the appointment of Mr. Margulies, John D. Mazzuto has resigned his positions as CEO, interim CFO and as a Member of the Board of Directors, effective immediately. As part of the separation agreement, Mr. Mazzuto has agreed to act as a consultant to the company to assist in answering any questions as they relate to the filing of the company’s financials. Additionally, Mr. Mazzuto will be assuming over $4 million of unsecured debt. The payment of this debt had been guaranteed by Mr. Mazzuto and secured by personal assets and common stock controlled by Mr. Mazzuto at the time it was incurred in July 2007 as part of a non bank “credit line”. The nature of these loans and guarantees had not previously been disclosed in public filings. The assumption of this debt is without recourse to the Company by Mr. Mazzuto or the lenders. As a result of this transaction, the company expects to incur an extraordinary, non-recurring, non-cash gain of over $4 million.

In addition, as part of the separation agreement, Mr. Mazzuto will return 500,000 shares of common stock that were granted to him. The grant of that common stock was announced in a press release dated November 7, 2007. Details of this separation agreement will be filed in a subsequent regulatory filing.

James Margulies, stated, “I want to thank the Board of Directors for giving me the opportunity to assist the Company regain its regulatory compliance. My primary goal as interim CEO and CFO will be to make the Company’s financials transparent through the completion of the 10KSB and Quarterly filings which are currently delinquent. In conjunction with the resignation of Mr. Mazzuto and my appointment as CEO, I have made a request of NASDAQ for an additional 3-4 week extension in the filing deadline for our 10KSB to allow me to get comfortable with the information being filed.”

About Industrial Enterprises of America
Industrial Enterprises of America, Inc. is an automotive aftermarket packager and supplier that specializes in the sale of anti-freeze, auto fluids, charcoal fluids, and other additives and chemicals. The Company has distinct proprietary brands that collectively serve the retail, professional and discount automotive aftermarket channels. For more information please visit www.ieam-inc.com.

Except for the historical information contained herein, the matters discussed in this press release may include forward-looking statements or information. All statements, other than statements of historical fact, including, without limitation, those with respect to the objectives, plans and strategies of Industrial Enterprises of America set forth herein and those preceded by or that include the words ``believes,'' ``expects,'' ``given,'' ``targets,'' ``intends,'' ``anticipates,'' ``plans,'' ``projects,'' ``forecasts'' or similar expressions, are forward-looking statements. Although the Company's management believes that such forward-looking statements are reasonable, it cannot guarantee that such expectations are, or will be, correct. These forward-looking statements involve a number of risks and uncertainties which could cause the Company's future results to differ materially from those anticipated, including: (i) the Company's history of ongoing operating losses; (ii) the overall marketplace and clients' usage of products, including demand therefore, the impact of competitive technologies, products and pricing, particularly given the substantially larger size and scale of certain competitors and potential competitors, control of expenses, and revenue generation by the acquisition of new customers; Other risks are detailed from time to time in the Company's 2006 Annual Report on Form 10-K, as amended, its Quarterly Reports on Form 10-QSB, and in its other Securities and Exchange Commission reports and statements. The Company assumes no obligation to update any of the information contained or referenced in this press release.

For Industrial Enterprises of America, Inc.
Investors and Public Relations:
David Zazoff
212-505-5976